[LETTERHEAD OF CITIZENS BANCO, INC.]

                                October 26, 1998

Class A Shareholders of Citizens Banco, Inc.

Dear Class A Shareholder:

         The Board of Directors of Citizens Banco, Inc. (the "Company") has called a Special Meeting of the shareholders of the Company for 9:00 a.m., Colorado time, on November 24, 1998, at 3300 West 72nd Avenue, Westminster, Colorado. The Board is furnishing the accompanying Proxy Statement/Prospectus to all holders of the Company Class A Common Stock, par value $1.00 per share (the "Company Class A Common Stock") and holders of the Company Class B Rights exchangeable for the Company's Class B Common Stock.

         At the Special Meeting, the holders of Company Class A Common Stock will consider and vote upon a proposal to approve, ratify and adopt the exchange of certain rights (the "Class B Rights") of the former holders of the Company's Four Year Mandatory Convertible Debentures Due 1993, convertible into shares of Company Class B Common Stock, no par value (the "Company Class B Common Stock"), for shares of Company Class B Common Stock (the "Class B Exchange"). The holders of Company Class A Common Stock and the holders of Company Class B Common Stock (collectively, Company Class A Common Stock and Company Class B Common Stock are referred to as the "Company Equity") will also consider and vote upon at the Special Meeting a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 12, 1998, (the "Plan of Reorganization") among the Company, the Company's wholly-owned subsidiary, Citizens Bank (the "Bank"), Zions Bancorporation ("Zions"), Zions' wholly-owned subsidiary, Val Cor Bancorporation, Inc. ("Val Cor"), and Val Cor's wholly-owned subsidiary, Vectra Bank Colorado, National Association ("Vectra Bank"). If the holders of the Company Class A Common Stock and the Company Class B Common Stock, voting as separate groups, approve the Plan of Reorganization, and all other conditions are met, the Company will merge with and into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger") and the Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association (the "Bank Merger"; collectively the Holding Company Merger and the Bank Merger are referred to as the "Reorganization").

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASS B EXCHANGE AND THE PLAN OF REORGANIZATION AND DETERMINED THAT THE CLASS B EXCHANGE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE COMPANY, ITS SHAREHOLDERS, ITS EMPLOYEES AND THE COMMUNITY IT SERVES. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE CLASS B EXCHANGE AND THE PLAN OF REORGANIZATION. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

Class A Shareholders of Citizens Banco, Inc.
October 26, 1998

Page 2

         If the Plan of Reorganization is approved and adopted and the Reorganization is effected, the shares of Company Equity will be canceled at the Effective Date (as defined) of the Reorganization and immediately converted into the right for Company shareholders to receive approximately 2.17 shares of Zions Common Stock in exchange for each share of Company Equity.

         The accompanying Proxy Statement/Prospectus details the terms and conditions of the Class B Exchange and the Plan of Reorganization and provides information concerning the Company, the Bank, Zions, Val Cor and Vectra Bank as well as the Class B Exchange and the Plan of Reorganization. The Proxy Statement/Prospectus contains important information necessary for the shareholders to make a decision about how to vote at the Special Meeting.
PLEASE READ IT CAREFULLY.

         Any holder of Company Class A Common Stock may attend the Special Meeting and vote in person if he or she desires, even if he or she has already submitted a proxy.

         Consummation of the Plan of Reorganization is subject to approval by federal and state bank regulatory agencies, all of which approvals have not yet been received, and to certain other conditions, including maintenance of the Company's financial condition. If approved, the Plan of Reorganization will most likely be consummated sometime in the fourth quarter of 1998.

         Instructions describing the procedure for receiving shares of Zions Common Stock are not included with the accompanying Proxy Statement/Prospectus. If the Plan of Reorganization is approved by the shareholders, Zions will send you instructions on or shortly after the Effective Date of the Plan of Reorganization describing the procedure for exchanging your Citizens Banco, Inc. stock certificate(s) for the Reorganization consideration. Please do not send your certificates to the Company prior to receiving these instructions.

         You may contact me or Thomas Jones at the Company, (303) 428-7536, with any questions concerning the contents of this package.

                                    Sincerely,

                                    /s/ Donald K. Hogoboom
                                    ---------------------------
                                    Donald K. Hogoboom

                                    Chairman and President